Exhibit 10.14

First Amendment

January 30, 2004

Interactive Health LLC

3030 Walnut Avenue

Long Beach, California 90807

Re:                               First Amendment (“First Amendment”) to Interactive Health LLC Credit Agreement (as amended or otherwise modified from time to time, the “Credit Agreement”) dated as of December 30, 2003 by and between Interactive Health LLC (“Company”) and Comerica Bank (“Bank”)

Dear Ladies and Gentlemen:

The Bank has agreed to make certain amendments to the Credit Agreement as hereinafter set forth, but only on the terms and conditions set forth in this First Amendment.

1.                                       The Bank agrees to amend the Credit Agreement by deleting the reference to “January 31, 2004” in the preamble to Section 6 (Conditions) and replacing it with “February 13, 2004”.

2.                                       Except as specifically set forth above, this First Amendment shall not be deemed to amend or alter in any respect the terms and conditions of the Credit Agreement (including without limitation all conditions and requirements for the making of any Advances, the issuance of any Letter of Credit or the creation of any Acceptances), any of the Notes issued thereunder or any of the other Loan Documents.  Nor shall this First Amendment constitute a waiver or release by the Bank of any right, remedy, Default or Event of Default under or a consent to any transaction not meeting the terms and conditions of the Credit Agreement, any of the Notes issued thereunder or any of the other Loan Documents. Furthermore, this First Amendment shall not affect in any manner whatsoever any rights or remedies of the Banks or the Agent with respect to any other non-compliance by the Company with the Credit Agreement or the other Loan Documents, whether in the nature of a Default or Event of Default, and whether now in existence or subsequently arising, and shall not apply to any other transaction.

3.                                       Except as set forth above, this First Amendment shall not be deemed to amend or alter in any respect the terms and conditions of the Credit Agreement or any other Loan Document and shall not be deemed to be a waiver of or consent to any other matter.

4.                                       Except as specifically defined to the contrary herein, capitalized terms used in this First Amendment shall have the meanings set forth in the Credit Agreement.

5.                                       This First Amendment may be executed in counterpart in accordance with Section 11.11 of the Credit Agreement.

6.                                       This First Amendment shall be construed in accordance with and governed by the laws of the State of Michigan.

Very truly yours,

COMERICA BANK

By:	/s/ Marc D. Adams

Its: Associate Comerica Bank Private Equity Group

ACKNOWLEDGMENTS

Acknowledged and agreed:	COMPANY:

INTERACTIVE HEALTH LLC

	By:	/s/ Thomas M. Dragotto

Its: Chief Financial Officer

Date: January , 2004